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                                                                    Exhibit 23.1



                         CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Neoprobe Corporation:

We consent to the use of our report incorporated herein by reference.

Our report dated March 31, 1998, contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and has a net capital deficiency, which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.


                                                    KPMG LLP
Columbus, Ohio
April 9, 1999